Filed Pursuant to Rule 424(b)(3)
Registration No. 333-139935

JAVO BEVERAGE COMPANY, INC.

SUPPLEMENT NO. 1 TO PROSPECTUS DATED APRIL 25, 2007

This Supplement No. 1, dated April 22, 2008, supplements certain information contained in our Prospectus dated April 25, 2007 (the “Prospectus”).  This supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any other amendments or supplements thereto.

The information contained in the table under the caption “Selling Stockholders” on page 9 of the Prospectus is hereby supplemented by amending and restating the holdings of the selling security holders set forth below.

			Shares of Common Stock Owned After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (2)	Maximum Number of Shares Offered by this Prospectus (2)	Number of Shares Owned	Percent of Shares Outstanding(3)

JGB Capital Offshore, Ltd.(1)	1,792,158	1,792,158	0	--%

JGB Capital, LP (1)	1,792,158	1,792,158	0	--%

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(1)           The shares listed herein are owned by JGB Capital Offshore, Ltd. and JGB Capital, LP (collectively, the “JGB Funds”). Brett Cohen, on behalf of the JBG Funds in his capacity as General Partner of the JGB Funds, has voting control and investment discretion over the securities being offered. Mr. Cohen disclaims beneficial ownership over such shares.

(2)           Shares held prior to this offering is calculated as of April 22, 2008. Shares offered represents the Company’s good faith estimate of the number of shares of common stock issuable upon the conversion of principal, the payment of principal and interest due under the senior convertible notes and/or the exercise of the Series C warrants and the exercise of the Series A warrants and Series B warrants held by the selling stockholders.

(3)           Based on a total of 156,050,430 shares of common stock issued and outstanding as of February 29, 2008.

Information concerning the selling security holders is based upon information provided to us by the security holders and is presented as of the date of this Prospectus Supplement. This information may change from time to time and any changed information will be set forth in future prospectus supplements, if and when necessary. Additionally, the selling stockholders identified above and in the Prospectus may have sold, transferred or otherwise disposed of all or a portion of their common stock since the date on which they last provided the Company with information about their holdings.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.